Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is made and entered into as of March 20, 2015, by and between Luis Manuel Ramírez (“Executive”) and Global Power Equipment Group Inc. (the “Company”).  The Company and Executive are sometimes collectively referred to herein as the “Parties” and individually as a “Party.”

WHEREAS, Executive and the Company have determined to provide for the termination of Executive’s employment with the Company on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1.                                      Termination of Employment.  Effective as of March 20, 2015 (the “Separation Date”), Executive’s employment with the Company and its affiliates (including, without limitation, as President and Chief Executive Officer of the Company) shall terminate and Executive shall cease to be an employee and officer of any and all of the foregoing.  In addition, as of the Separation Date, Executive shall, and by execution of this Agreement he does, resign from any and all directorships Executive may hold with the Company or any of its affiliates, including from the Board of Directors of the Company.  Executive hereby agrees to execute any and all additional documentation the Company may deem necessary or appropriate to effectuate such resignations upon request by the Company, but he shall be treated for all purposes as having so resigned upon the Separation Date, regardless of when or whether he executes any such additional documentation.  As used in this Agreement, the term “affiliate” means any entity controlled by, controlling, or under common control with, the Company.

2.                                      Accrued Benefits.  The Company shall pay or provide to Executive the following payments and benefits:

(a)                                 Salary and Vacation Pay.  Within five calendar days after the Separation Date, the Company shall issue to Executive his final paycheck, reflecting (i) his earned but unpaid base salary through the Separation Date, and (ii) his accrued but unused vacation pay through the Separation Date, assuming for this purpose only that a full 4 weeks of vacation had accrued as of January 1, 2015.

(b)                                 Expense Reimbursements.  The Company, within 30 calendar days after the Separation Date, shall reimburse Executive for any and all reasonable business expenses incurred by Executive in connection with the performance of his duties prior to the Separation Date, which expenses shall be submitted by Executive to the Company with supporting receipts and/or documentation no later than 15 calendar days after the Separation Date.

(c)                                  Other Benefits.  All Company-provided benefits shall cease to accrue on the Separation Date, including but not limited to accrual of vacation, sick, and other benefits.  The Company shall continue to provide the existing level of health insurance benefits to Executive and his eligible dependents through March 31, 2015, after which date Executive may be eligible for continuation of those health insurance benefits at Executive’s expense pursuant to COBRA, and will receive information regarding election of benefit continuation separately.  To the extent not theretofore paid or provided, the Company shall pay or provide, or cause to be paid or provided, to Executive any other amounts or benefits required to be paid or provided or which Executive is eligible to receive under the Company’s (or an affiliate’s) plans, programs and arrangements in each case in accordance with the terms, conditions and normal procedures of each such plan, program or arrangement and based on accrued and vested benefits through the Separation Date.  For the avoidance of doubt, prior to the Separation Date Executive fully vested in the equity grant described in Section 3(c) of the Employment Agreement between Executive and the Company dated as of the 31st day of March, 2014 (the “Employment Agreement”).

3.                                      Severance Benefits.  If and only if (x) Executive executes the release attached as Exhibit B to this Agreement (the “Release”) and (y) the Release becomes irrevocable pursuant to its terms (the date on which the Release becomes irrevocable pursuant to its terms is hereinafter sometimes referred to as the “Effective Release Date”), the Company shall pay or provide to Executive the following payments and benefits:

(a)                                 Salary Continuation.  The Company shall pay to Executive an amount equal to one year’s Annual Base Salary (i.e.: $577,500) payable at the same times and in the same increments as if Executive’s employment continued from the Separation Date through the first anniversary of the Separation Date, except that any payments that would otherwise be made between the Separation Date and the Effective Release Date will be paid on the first regularly scheduled payroll date falling after the Effective Release Date.

(b)                                 2014 Annual Incentive.  The Company shall pay to Executive an annual incentive of $483,293 under the Company’s Short-Term Incentive Plan (the “STIP”) for the 2014 fiscal year in a single lump sum payment that shall be made not later than the date that is five calendar days after the Effective Release Date.

(c)                                  2015 Annual Incentive.  Executive shall be eligible to receive a pro-rated annual incentive under the STIP for the 2015 fiscal year (using a pro-ration factor of 79/365), based on actual Company performance during the entire fiscal year and without regard to any discretionary adjustments that have the effect of reducing the amount of the annual incentive (other than discretionary adjustments applicable to all senior executives who did not terminate employment), and, if and only if individual bonuses are funded for senior executives who did not terminate employment, assuming that any individual goals applicable to Executive were satisfied at the “target” level (the “Pro-Rated Annual Incentive”).  The Pro-Rated Annual Incentive shall be payable in a single lump sum at the same time that payments are made to other participants in the STIP for that fiscal year.

(d)                                 Equity Awards.  The Parties acknowledge that Exhibit A provides a complete and accurate listing of all outstanding and unvested restricted share units held by Executive as of the Separation Date (the “RSUs”), along with the applicable vesting dates for the RSUs as well as the relevant Pro-Ration Factors for those RSUs that would have otherwise vested on March 31, 2016 or March 31, 2017.  As of the Effective Release Date, the Executive shall vest in, and be entitled to payment of, the RSUs as follows:

(i)                                     An aggregate of 24,363 RSUs (those that are indicated with a superscript “1” on Exhibit A) will vest on the Separation Date and will be paid within five calendar days after the Effective Release Date;

(ii)                                  An aggregate of 1,647 RSUs (those with respect to which the granted amounts are indicated with a superscript “2” on Exhibit A multiplied by the relevant Pro-Ration Factor) will vest on the Separation Date and will be paid within five calendar days after the Effective Release Date;

(iii)                               Those RSUs that are indicated with a superscript “3” on Exhibit A will be paid to Executive, in each case:  (A) at the same time as would have been the case under the applicable award agreement if Executive’s employment continued through date on which the particular RSUs would have otherwise vested; and (B) at that number of RSUs that would have paid out to Executive if his employment continued through date on which the particular RSUs would have otherwise vested (which is dependent upon the extent to which Performance and Market goals are achieved during the entire applicable Performance Period) multiplied by the Pro-Ration Factor shown in the table on Exhibit A for the particular RSUs; and

(iv)                              Those RSUs that are indicated with a superscript “4” on Exhibit A will be forfeited as of the Separation Date.

The Parties acknowledge that pursuant to the terms of the applicable equity plan, Executive may elect on a form provided by the Company, and subject to any terms and conditions imposed by the Company, to have the minimum required tax withholding obligation related to the payout of the Vested RSUs satisfied either via a net share withholding method authorized by the applicable equity plan or by Executive paying the required tax withholding to the Company (and if the Company shall fail to provide such election form to Executive within 20 calendar days prior to the scheduled payout date of the Vested RSUs, then Executive shall have the right to notify the Company in writing, no later than 10 calendar days prior to payout, regarding the elected withholding method).  The portion of the RSUs that remain unvested after the application of this Section 3(c) shall automatically be forfeited without further action by the Parties, and shall be of no further force or effect, as of the Separation Date.

(e)                                  Attorneys’ Fees.  The Company shall reimburse Executive for the reasonable attorneys’ fees he incurred in connection with the negotiation, implementation, and documentation of this Agreement and other arrangements relating to his employment with the Company, which reimbursement shall be payable in a single lump sum no later than 90 calendar days after the Separation Date, provided that Executive submits the reimbursement request to the Company in writing, with supporting documentation, no later than 60 calendar days after the Separation Date, and in no event shall the Company reimburse attorneys’ fees in excess of $10,000.

4.                                      Release of Claims.  Executive shall execute and deliver the Release to the Company within 21 calendar days following the Separation Date (the “Release Period”).  If Executive fails to execute and deliver the Release to the Company during the Release Period, or if the Release is revoked by Executive before it has become irrevocable pursuant to its terms, Executive will not be entitled to any payment or benefit under Section 3 of this Agreement.

5.                                      Employment Agreement.  Executive acknowledges that the payments and arrangements contained in this Agreement shall constitute full and complete satisfaction of any and all payments and benefits to which Executive may be entitled as a result of his employment with the Company and the termination thereof.  Executive agrees that, as of the Separation Date, this Agreement supersedes and replaces the severance terms of the Employment Agreement and that, provided the Company observes its obligations under this Agreement, the Company has no further obligations to make any payments or provide any benefits to Executive under the terms of the Employment Agreement.  Executive and the Company each acknowledge and agree that the following terms and conditions of the Employment Agreement remain in effect, notwithstanding the termination of Executive’s employment with the Company:

(a)                                 Section 2(g), Compensation Recovery Policy;

(b)                                 Section 3(g), Indemnification and Insurance;

(c)                                  The last sentence of Section 5(a)(ii), relating to the impact of a Change of Control on the amount of severance (with the lump-sum payment provided therein, if made, being (i) reduced by the amount of any monthly severance payments that were made to Executive pursuant to Section 3(a) hereof before the lump-sum payment is made, and (ii) in lieu of all other such monthly payments that, absent the Change of Control, would have been made to Executive pursuant to Section 3(a) hereof after the lump-sum payment is made);

(d)                                 Section 5(a)(v), relating to “Other Benefits,” provided that this section shall be applied in conjunction with Section 2(c) hereof without duplication of benefits;

(e)                                  Section 5(f), Section 280(G);

(f)                                   Section 8, Work Product;

(g)                                  Section 9, Confidential Information;

(h)                                 Section 10, Non-compete, non-solicitation; provided that (i) the phrase “or has active plans to conduct,” set forth in the first sentence of Section 10(a) thereof, and (ii) the phrase “or had active plans to engage in business,” set forth in the second sentence of Section 10(a) thereof, in each cash shall be deleted in their entirety;

(i)                                     Section 11, Remedies;

(j)                                    Section 12, Cooperation in Investigations and Proceedings;

(k)                                 Section 20, Successors and Assigns; and

(l)                                     Section 21, Choice of Law.

6.                                      Compensation Recovery Policy.  Executive acknowledges that he shall remain subject to the provisions of the Compensation Recoupment Policy Acknowledgement and Agreement and the related Compensation Recovery Policy (the “Policy”), as in effect on the Separation Date, which agreement and Policy shall survive and continue in full force and effect notwithstanding the termination of Executive’s employment and shall be applicable to payments made and to be made by the Company to Executive under either of Sections 2 and 3 of this Agreement.  The Parties acknowledge that, on and after the Separation Date, the Company may not amend or modify the Policy in a manner that adversely affects Executive, unless the Company determines in good faith that such amendment or modification is required in order to comply with applicable laws or exchange listing requirements.

7.                                      Return of Property.  By not later than 7 calendar days after the Separation Date, Executive shall return to the Company all items of Company property previously in his possession, including without limitation, keys, credit cards, telephone calling cards, computer hardware and software, cellular and portable telephone equipment, manuals, books, notebooks, financial statements, reports and other documents.  For the avoidance of doubt, Executive is entitled to retain his personal cellular telephone number.  Executive shall be entitled to one supervised visit at the Company’s headquarters on a weekend, at a time and date acceptable to the Company, to gather his personal belongings and property.

8.                                      Non-Disparagement.

(a)                                 Executive agrees that he will not do or say anything that could reasonably be expected to disparage or impact negatively the name or reputation in the marketplace of the Company or of any entity or individual known by Executive to be an affiliate, employee, officer, director, stockholder, members, principal or assign of any of the foregoing.  Subject to Executive’s continuing obligations to comply with Section 9 (Confidential Information) of the Employment Agreement as provided herein, nothing in this Section 8 shall preclude Executive from (i) responding truthfully to any legal process or truthfully testifying in a legal or regulatory proceeding, provided that, to the extent permitted by law, Executive promptly informs the Company of any such obligation prior to participating in any such proceedings, or (ii) responding truthfully to any statements made in material breach of Section 8(b) hereof.

(b)                                 The Company agrees that it will not release any information or make any statements, and its officers and directors shall not do or say anything that could reasonably be expected to disparage or impact negatively the name or reputation in the marketplace of Executive.  Nothing herein shall preclude the Company or any of its affiliates, employees, officers, directors, stockholders, members, principals or assigns from (i) responding truthfully to any legal process or truthfully testifying in a legal or regulatory proceeding, provided that to the extent permitted by law, the Company will promptly inform Executive in advance if it has reason to believe such response or testimony will directly relate to Executive, (ii) complying with applicable disclosure requirements, or (iii) responding truthfully to any statements made in material breach of Section 8(a) hereof.

9.                                      Miscellaneous.

(a)                                 Section 409A.  The intent of the Parties is that payments and benefits under this Agreement comply with Section 409A of the Code (“Section 409A”) or are exempt therefrom and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  If Executive notifies the Company (with specificity as to the reason therefor) that Executive believes that any provision of this Agreement would cause Executive to incur any additional tax or interest under Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company shall, after consulting with Executive, reform such provision in a manner that is economically neutral to the Company to attempt to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A.  The Parties hereby acknowledge and agree that (i) the payments and benefits due to Executive under Section 3 above are payable or provided on account of Executive’s “separation from service” within the meaning of Section 409A, (ii) the payments and benefits under this Agreement are intended to be treated as separate payments for purposes of Section 409A, and (iii) Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code.  Notwithstanding any provision of this Agreement to the contrary, any payment under this Agreement that is considered nonqualified deferred compensation subject to Section 409A shall be paid no earlier than (1) the date that is six months after the date of the Executive’s separation from service for any reason other than death, or (2) the date of the Executive’s death.  In no event may the Executive, directly or indirectly, designate the calendar year of any payment under this Agreement.  The Parties agree that none of the payments to be made to Executive under this Agreement will be subject to the six month delay referenced in the immediately preceding sentence.

(b)                                 Withholding.  The Company or its affiliates, as applicable, may withhold from any amounts payable or benefits provided under this Agreement such Federal, state, local, foreign or other taxes as shall be required to be withheld pursuant to any applicable law or regulation.  Notwithstanding the foregoing, Executive shall be solely responsible and liable for the satisfaction of all taxes, interest and penalties that may be imposed on Executive in connection with this Agreement (including any taxes, interest and penalties under Section 409A of the Code), and neither the Company nor its affiliates shall have any obligation to indemnify or otherwise hold Executive harmless from any or all of such taxes, interest or penalties.

(c)                                  Severability.  In construing this Agreement, if any portion of this Agreement shall be found to be invalid or unenforceable, the remaining terms and provisions of this Agreement shall be given effect to the maximum extent permitted without considering the void, invalid or unenforceable provision.

(d)                                 Successors.  This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive other than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by Executive’s surviving spouse, heirs, and legal representatives.  This Agreement shall inure to the benefit of and be binding upon the Company and its affiliates, and their respective successors and assigns.

(e)                                  Final and Entire Agreement; Amendment.  This Agreement (including is exhibits), together with the Release, represents the final and entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations and discussions between the Parties hereto and/or their respective counsel with respect to the subject matter hereof.  Any amendment to this Agreement must be in writing, signed by duly authorized representatives of the Parties, and stating the intent of the Parties to amend this Agreement.

(f)                                   Representation By Counsel.  Each of the Parties acknowledges that it or he has had the opportunity to consult with legal counsel of its or his choice prior to the execution of this Agreement and the Release.  Without limiting the generality of the foregoing, Executive acknowledges that he has had the opportunity to consult with his own independent legal counsel to review this Agreement for purposes of compliance with the requirements of Section 409A or an exemption therefrom, and that he is relying solely on the advice of his independent legal counsel for such purposes.  Moreover, the Parties acknowledge that they have participated jointly in the negotiation and drafting of this Agreement and the Release.  If any ambiguity or question of intent or interpretation arises, this Agreement and the Release shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(g)                                  Governing Law; Jurisdiction.  This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Delaware, without regard to conflicts of law principles.  The Parties irrevocable agree to submit to the jurisdiction and venue of the federal and state courts located in Delaware in any court action or proceeding brought with respect to or in connection with this Agreement.  EACH PARTY WAIVES ITS OR HIS RIGHT TO TRIAL BY JURY AS TO ALL CLAIMS REGARDING, OR ARISING UNDER, THE TERMS OF THIS AGREEMENT.  The Parties further agree that the prevailing party (by judgment, court order or negotiated private settlement) in any action to enforce its or his rights under this Agreement shall be entitled to recover payment from the non-prevailing party of the prevailing party’s reasonable costs, expenses and attorneys’ fees, as well as expert witness fees and expenses, incurred in connection with any such action.

(h)                                 Notices.  All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other Party or by registered or certified mail, return receipt requested, postage prepaid, or by overnight courier, addressed as follows:

If to Executive: at Executive’s most recent address on the records of the Company;

If to the Company:  Global Power Equipment Group Inc., 400 E. Las Colinas Boulevard, Suite No. 400, Irving, TX 75039, Attention:  General Counsel;

or to such other address as either Party shall have furnished to the other in writing in accordance herewith.  Any notice under this Agreement will be deemed to have been given: when delivered, if given by hand delivery; three days after having been mailed, if given by registered or certified mail; and on the date on which delivery was first attempted by the overnight courier, if sent by overnight courier.

(i)                                     Counterparts.  This Agreement may be executed in one or more counterparts (including by means of facsimile or other electronic transmission), each of which shall be deemed an original, but all of which taken together shall constitute one original instrument.

IN WITNESS WHEREOF, the Parties hereto have each executed this Agreement as of the date first above written.

GLOBAL POWER EQUIPMENT GROUP INC.		EXECUTIVE

By:	/s/ Charles Macaluso	/s/ Luis Manuel Ramírez
	Charles Macaluso, Chairman of the Board	Luis Manuel Ramírez

EXHIBIT A
RSUs

Date of Grant	Vesting Type – Time / Performance / Market	Unvested RSUs Remaining on Separation date	Otherwise Scheduled to Vest on March 31, 2015		Otherwise Scheduled to Vest on March 31, 2016		Pro-Ration Factor for March 31, 2016	Otherwise Scheduled to Vest on March 31, 2017		Pro-Ration Factor for March 31, 2017
7/1/2012	Time	8,376	4,188	(1)	4,188	(1)	n/a
	Performance	8,376	4,188	(1)	4,188	(1)	n/a
3/28/2013	Time	7,444	3,722	(1)	3,722	(2)	79/365
	Performance	11,667			11,167	(3)	809/1095
	Market	11,666			11,166	(3)	809/1095
3/31/2014	Time	11,667	3,889	(1)	3,889	(2)	79/365	3,889	(4)	n/a
	Performance	11,666						11,666	(3)	444/1095
	Market	11,667						11,667	(3)	444/1095

(1)  These RSUs, in the full numbers shown in the table, will be paid to Executive not later than five business days after the Effective Release Date (aggregating 24,363 RSUs, which is the sum of 4,188 + 4,188 + 4,188 + 4,188 + 3,722 + 3,889).

(2)  The portion of these Time Vesting RSUs equal to the product of the full numbers shown in the tables and the 79/365 Pro-Ration Factor will be paid to Executive not later than five business days after the Effective Release Date (aggregating 1,647 RSUs, which is the product of (3,722 + 3,889) multiplied by 79/365).

(3)  These Performance and Market Vesting RSUs will be paid to Executive, in each case:  (a) at the same time as would have been the case under the applicable award agreement if Executive’s employment continued through date on which the particular RSUs would have otherwise vested; and (b) at that number of RSUs that would have paid out to Executive if his employment continued through date on which the particular RSUs would have otherwise vested (which is dependent upon the extent to which Performance and Market goals are achieved during the entire applicable Performance Period) multiplied by the Pro-Ration Factor shown in the table.

(4)  These Time Vesting RSUs forfeited.

EXHIBIT B
GENERAL RELEASE

This General Release (this “Release”) is made and entered into as of this        day of             , 2015, by and between Global Power Equipment Group Inc. (the “Company”) and Luis Manuel Ramírez (“Executive”).

1.                                      Employment Status.  Executive’s employment with the Company and its affiliates terminated effective as of March 20, 2015 (the “Separation Date”).

2.                                      Payments and Benefits.  Upon the effectiveness of the terms set forth herein, the Company shall provide Executive with the payments and benefits (collectively, the “Severance Benefits”) set forth in Section 3 of the Separation Agreement between Executive and the Company dated as of March 20, 2015 (the “Separation Agreement”), upon the terms, and subject to the conditions, of the Separation Agreement.  For the avoidance of doubt, Executive acknowledges that unless and until this Release becomes effective and irrevocable pursuant to its terms, he will not be entitled to receive any of the Severance Benefits.

3.                                      No Liability.  This Release does not constitute an admission by the Company or its affiliates or their respective officers, directors, partners, agents, or employees, or by Executive, of any unlawful acts or of any violation of federal, state or local laws.

4.                                      Release.  In consideration of the Severance Benefits, Executive for himself, his heirs, administrators, representatives, executors, successors and assigns (collectively, “Releasors”) does hereby irrevocably and unconditionally release, acquit and forever discharge the Company, its respective affiliates and their respective successors and assigns (the “Company Group”) and each of its officers, directors, partners, agents, and former and current employees, including without limitation all persons acting by, through, under or in concert with any of them (collectively, “Releasees”), and each of them, from any and all claims, demands, actions, causes of action, costs, expenses, attorney fees, and all liability whatsoever, whether known or unknown, fixed or contingent, which Executive has, had, or may ever have against the Releasees relating to or arising out of Executive’s employment or separation from employment with the Company Group, from the beginning of time and up to and including the date Executive executes this Release.  This Release includes, without limitation, (a) law or equity claims; (b) contract (express or implied) or tort claims; (c) claims for wrongful discharge, retaliatory discharge, whistle blowing, libel, slander, defamation, unpaid compensation, intentional infliction of emotional distress, fraud, public policy contract or tort, and implied covenant of good faith and fair dealing; (d) claims under or associated with any of the Company Group’s incentive compensation plans or arrangements; (e) claims arising under any federal, state, or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran, military status, sexual orientation, or any other form of discrimination, harassment, or retaliation (including without limitation under the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act (“ADEA”), Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991, the Equal Pay Act of 1963, and the Americans with Disabilities Act of 1990, the Rehabilitation Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act, the Employee Polygraph Protection Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Genetic Information Nondiscrimination Act of 2008 (“GINA”), the Fair Labor Standards Act (“FLSA”), the Lilly Ledbetter Fair Pay Act or any other foreign, federal, state or local law or judicial decision); (f) claims arising under the Employee Retirement Income Security Act; and (g) any other statutory or common law claims related to Executive’s employment with the Company Group or the separation of Executive’s employment with the Company Group.

Without limiting the foregoing paragraph, Executive represents that he understands that this Release specifically releases and waives any claims of age discrimination, known or unknown, that Executive may have against the Company Group as of the date he signs this Release.  This Release specifically includes a waiver of rights and claims under the Age Discrimination in Employment Act of 1967, as amended, and the Older Workers Benefit Protection Act.  Executive acknowledges that as of the date he signs this Release, he may have certain rights or claims under the Age Discrimination in Employment Act, 29 U.S.C. §626 and he voluntarily relinquishes any such rights or claims by signing this Release.

Notwithstanding the foregoing provisions of this Section 4, nothing herein shall release the Company Group from (i) any obligation under the Separation Agreement, including without limitation Section 3 of the Separation Agreement; (ii) any obligation to provide benefit entitlements under any Company benefit or welfare plan that were vested as of the Separation Date; and (iii) any rights or claims that relate to events or circumstances that occur after the date that Executive executes this Release.

In addition, nothing in this Release is intended to interfere with Executive’s right to file a charge with the Equal Employment Opportunity Commission or any state or local human rights commission in connection with any claim Executive believes he may have against the Releasees.  However, by executing this Release, Executive hereby waives the right to recover any remuneration, damages, compensation or relief of any type whatsoever from the Company in any proceeding that Executive may bring before the Equal Employment Opportunity Commission or any similar state commission or in any proceeding brought by the Equal Employment Opportunity Commission or any similar state commission on Executive’s behalf.

5.                                      Bar.  Executive acknowledges and agrees that if he should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against the Releasees with respect to any cause, matter or thing which is the subject of the release under Section 4 of this Release, this Release may be raised as a complete bar to any such action, claim or proceeding, and the applicable Releasee may recover from Executive all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees, along with the Severance Benefits.

6.                                      Governing Law.  This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Delaware, without regard to conflicts of law principles.

7.                                      Acknowledgment.  Executive has read this Release, understands it, and voluntarily accepts its terms, and Executive acknowledges that he has been advised by the Company to seek the advice of legal counsel (at Executive’s cost) before entering into this Release.  Executive acknowledges that he was given a period of 21 calendar days within which to consider and execute this Release, and to the extent that he executes this Release before the expiration of the 21-day period, he does so knowingly and voluntarily and only after consulting his attorney.  Executive acknowledges and agrees that the promises made by the Company Group hereunder represent substantial value over and above that to which Executive would otherwise be entitled.  Executive acknowledges and reconfirms the promises in Sections 8, 9, 10, 11 and 12 of the Employment Agreement between Executive and the Company dated as of the 31st day of March, 2014.

8.                                      Revocation.  Executive has a period of 7 calendar days following the execution of this Release during which Executive may revoke this Release by delivering written notice to the Company in the manner specified in Section 9(h) of the Separation Agreement, and this Release shall not become

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effective or enforceable until such revocation period has expired.  Executive understands that if he revokes this Release, it will be null and void in its entirety, and he will not be entitled to any payments or benefits provided in this Release, including without limitation any Severance Payments pursuant to Section 3 of the Separation Agreement.

9.                                      Miscellaneous.  This Release is the complete understanding between Executive and the Company Group in respect of the subject matter of this Release and supersedes all prior agreements relating to Executive’s employment with the Company Group, except as specifically excluded by this Release.  Executive has not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Release.  In the event that any provision of this Release should be held to be invalid or unenforceable each and all of the other provisions of this Release shall remain in full force and effect.  If any provision of this Release is found to be invalid or unenforceable, such provision shall be modified as necessary to permit this Release to be upheld and enforced to the maximum extent permitted by law.  Executive agrees to execute such other documents and take such further actions as reasonably may be required by the Company Group to carry out the provisions of this Release.

10.                               Counterparts.  This Release may be executed by the parties hereto in counterparts, which taken together shall be deemed one original.

GLOBAL POWER EQUIPMENT GROUP INC.		EXECUTIVE

By:
	Charles Macaluso, Chairman of the Board	Luis Manuel Ramírez

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